Exhibit 10.2

April 18, 2026	Via electronic delivery

Ali Sadri

ali.sadri@wircomm.com

Dear Ali:

This Separation and Release Agreement (the “Agreement”) sets forth the severance benefits that Airgain, Inc. (the “Company”) is offering consistent with those detailed in the Separation Agreement dated May 3, 2021.

1. Separation. Your employment termination date is April 17, 2026 (the “Separation Date”). You understand and agree that you are not authorized to represent yourself as being employed or affiliated with the Company in any way following the Separation Date.

2. Final Pay (“Accrued Obligations”). As of the Separation Date, the Company paid you all accrued wages and accrued and unused vacation time off earned through the Separation Date, subject to standard payroll deductions and withholdings. You were entitled to this payment regardless of whether you sign this Agreement.

3. Health Insurance. If you participate in the Company’s medical, dental and vision insurance plans, your coverage under those plans will cease on the last day of the month of your Separation Date. To the extent provided by the federal COBRA law or, if applicable, state insurance laws (collectively, “COBRA”), and by the Company’s current group health insurance policies, you can continue your group health insurance benefits (medical, dental and vision care) at your own expense if you are eligible. Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish. However, you will be eligible for Company-paid medical and dental insurance under COBRA as described in paragraph 5 below.

4. Equity. If you were granted equity by the Company, pursuant to the terms of the equity plan and your grant agreement, all vesting will cease as of the Separation Date, however you will receive acceleration as described in Section 5 below.

5. Severance Benefits. As described in the Separation Agreement dated May 3, 2021, if you: (i) sign and return this Agreement to the Company on or within forty-five (45) days after the receipt of this Agreement and do not timely revoke your signature, and (ii) comply with other legal and contractual obligations to the Company, then in consideration for your release of claims and the other promises you have made in this Agreement, the Company will provide you with the following severance benefits (the “Severance Benefits”):

(a) Cash Severance. The Company will pay you, as severance, an amount equivalent to your base salary for twelve (12) months of base pay, which is equivalent to $325,000.08 gross (the “Severance Payment”). The Severance Payment will be subject to standard deductions and withholdings and will be paid to you via direct deposit in a lump sum on the date that is sixty (60) days following the Separation Date.

(b) COBRA Benefits. For a period of twelve (12) months after your Separation Date the Company will provide benefits under COBRA for medical and dental insurance for you and your eligible dependents who were covered under the Company’s health insurance plans as of the date of your Separation Date. To be eligible for these benefits, you must enroll in COBRA; the Company cannot enroll on the Employee’s behalf.

(c) Equity Awards. Your equity awards will cease vesting on your Separation Date. However, per your Separation Agreement dated May 3, 2021, such number of Employee’s Equity Awards will be vested as would have been vested during the twelve (12) months following the date of Employee’s termination of employment had the Employee remained in continuous service during such period. The additional twelve (12) months of vesting will be released on the date that is sixty (60) days following the Separation Date.

(d) 2025 Annual Bonus. Employee will be eligible to receive the 2025 Annual Bonus. There is no guaranteed bonus. The 2025 Annual Bonus will be paid to Employee through direct deposit at the same time such bonus is paid to other eligible employees.

(e) Completion of Departure Documents. Employee will receive Departure Documents from the Company. To be eligible for any separation benefits, Employee must complete and return the Departure Documents to the Company within 5 business days of receipt.

6. No Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you have not earned and will not receive from the Company any additional compensation (including base salary, bonus, incentive compensation, equity, equity acceleration, or vesting), severance, or benefits before or after the Separation Date, with the exception of any vested right you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account) or any vested options.

7. Transition Support. Employee will provide a Transition Document documenting the status of Employee’s work, including work in progress, open matters, and a summary of items requiring follow-up or attention by April 17, 2026 to Jacob Suen, and for a period of approximately one (1) month following your Separation Date, until May 17, 2026, agree to be reasonably responsive to occasional questions from the Company on matters related to your responsibilities while employed by the Company (“Transition Support”). All Transition Support communications shall be initiated by the Company through an email or text to you, and the commitment time is expected to be less than 30 minutes per week, or a cumulative two hours for the month. You agree to be responsive to inquiries as soon as reasonably possible, but not more than forty-eight (48) business hours from the time of the inquiry/request.

8. Expense Reimbursements. You agree that, within seven (7) calendar days after the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.

9. Return of Company Property. Within five calendar (5) days following the Separation Date, or another date if specified by the Company in writing, you agree to return to the Company all Company documents (and all copies thereof) and other Company property which you have in your possession or control, including, but not limited to, Company files, notes, drawings, records, plans, forecasts, reports, studies, analyses, proposals, agreements, financial information, research and development information, sales and marketing information, customer lists, prospect information, pipeline reports, sales reports, operational and personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computers, facsimile machines, mobile telephones, servers), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part). You agree that you will make a diligent search to locate any such documents, property, and information within five (5) calendar days after the Separation Date. If you have used any personally owned computer, server, or e-mail system to receive, store, review, prepare or transmit any Company confidential or proprietary data, materials or information, within five (5) calendar days after the Separation Date, you shall provide the Company with a computer-useable copy of such information and then permanently delete and expunge such Company confidential or proprietary information from those systems; and you agree to provide the Company access to your system as requested to verify that the necessary copying and/or deletion is done. Your timely compliance with this paragraph is a condition precedent to your receipt of the Severance Benefits described above.

10. Confidentiality. The provisions of this Agreement will be held in strictest confidence by you and will not be publicized or disclosed by you in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement in confidence to your immediate family and to your attorneys, accountants, tax preparers, healthcare providers, and financial advisors, but only to the extent that it is required for the rendering of professional services, so long as the person is informed of your obligation to keep this Agreement confidential prior to the disclosure of the information, and promises to comply with the terms of this Agreement; (b) you may disclose this Agreement as necessary to enforce its terms, or as otherwise required by law; and (c) you may disclose this Agreement to the extent permitted by the “Protected Rights” section below or in furtherance of your rights under Section 7 of the National Labor Relations Act, if applicable. Should you be served with a subpoena or court order relating to any Released Party, then you agree to promptly notify the Company in writing and to provide the Company a copy of the subpoena no later than five (5) court days prior to the date specified in the subpoena for providing testimony or producing any documents. Nothing in this Agreement prevents or restricts the disclosure of factual information relating to claims filed in a civil or administrative action regarding sexual assault or battery, harassment or discrimination based on a legally protected characteristic, failure to prevent workplace harassment or discrimination, or retaliation against a person for reporting or opposing unlawful harassment or discrimination.

11. No Admissions. You understand and agree that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by the Company to you or to any other person, and that the Company makes no such admission.

12. Release of Claims.

13. (a) General Release. In exchange for the consideration provided to Employee under this Agreement to which you would not otherwise be entitled and as set forth in this Agreement, Employee and Employee’s agents, attorneys, successors in interest, subrogees, subrogors, heirs, executors, administrators and assigns hereby unconditionally release, discharge, and hold harmless the Company and any persons, agents, servants, representatives, officers, directors, stockholders, related companies, employees, specifically including, but not limited to attorneys, associations, joint ventures, corporations, parent corporations, subsidiaries, affiliates, partners, members, predecessors and successors in interest, insurers, and assigns, and legal entities (and the servants, agents, employees, directors, officers, independent contractors, representatives, consultants, insurance carriers and attorneys of any such subsidiaries, parents or affiliates), in any way affiliated with the Company (hereinafter, “Releasees”) from any and all claims, demands, obligations, actions, causes of action, liabilities, and losses of every kind and nature whatsoever and from any and all liability for claims known or unknown arising prior to the date of execution of this Agreement. This release includes, without limiting the generality of the foregoing: any and all claims, demands, causes of action, obligations, charges, damages, liabilities, attorneys’ fees and costs relating to, arising out of, or based upon claims of harassment, discrimination, and/or retaliation in violation of local, State or Federal law; all claims of violation of public policy, including a claim for wrongful and/or constructive termination of employment; all claims for unpaid compensation and any similar wage/hour claims, including but not limited to unpaid minimum wages, overtime, commissions, bonuses, equity vesting, vacation pay, premiums, and any alleged failure to provide meal periods or rest periods; all claims based on tort, including claims for assault, battery, and sexual battery, and/or breach of contract, whether written or oral, express or implied, and any covenant of good faith and fair dealing; any claim for unlawful or unfair business practices; all claims for emotional distress; any all claims which were or could have been asserted by Employee; and all claims generally relating to Employee’s employment with the Company and the termination thereof, including any alleged violation of any federal, state or other governmental statute, regulation or ordinance, including without limitation:

a.
The Civil Rights Acts of 1866, 1964, and 1991, as amended;
b.
42 U.S.C. § 1981;
c.
The California Fair Employment and Housing Act;
d.
Section 503 of the Rehabilitation Act of 1973;
e.
Fair Labor Standards Act (including the Equal Pay Act);
f.
The California and United States Constitutions;
g.
The California Labor Code and the Private Attorney General Act pursuant to Labor Code Section 2698, et seq. (including any and all provisions authorizing Employee to seek civil penalties);
h.
The California Business and Professions Code;
i.
The Employment Retirement Security Act, as amended;
j.
The California Family Rights Act;
k.
The Age Discrimination in Employment Act of 1967, as amended;
l.
The Americans with Disabilities Act;
m.
The Family Medical Leave Act;
n.
The California Pregnancy Discrimination Act;
o.
The Worker Adjustment and Retraining Notification Act;
p.
The California Government Code;
q.
The California Wage Orders;
r.
The National Labor Relations Act;
s.
The Immigration Reform and Control Act;
t.
California Occupational Safety and Health Act, or the Federal equivalent;
u.
Families First Coronavirus Response Act, and any other COVID-19 related statute, order, or regulation; and/or
v.
The Genetic Information Nondiscrimination Act of 2008.

and the omission of any specific statute or law shall not limit the scope of this general release in any manner.

This release in all respects has been voluntarily and knowingly executed with the express intention of effecting the legal consequences provided in California Civil Code §1541, that is, the extinguishment of obligations herein designated. Employee acknowledges that Employee has no factual basis to assert a claim under Labor Code §132a for retaliation, or a “serious and willful” claim under Labor Code §4553. Notwithstanding the foregoing, Employee does not release any claims that Employee cannot lawfully waive.

Finally, by executing this Agreement, Employee represents, warrants and confirms that Employee is not an aggrieved employee for purposes of acting as a Private Attorney General under the PAGA, and specifically that Employee did not suffer any violation that would form the basis to pursue a claim/penalties under the PAGA. Moreover, Employee disclaims any right to act as a Private Attorney General under the PAGA or to participate or recover any amount in any PAGA claim brought by any other party against the Company.

(b) You have been made aware of, and understand, the provisions of California Civil Code Section 1542 (”Section 1542”), which provides:

”A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR OR RELEASED PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

You expressly, knowingly, and intentionally waive any and all rights, benefits, and protections of Section 1542 and of any other state or federal statute or common law principle limiting the scope of a general release.

(c) Excluded Claims. Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (i) any rights or claims for indemnification you may have pursuant to any written indemnification agreement with the Company to which you are a party or under applicable law; (ii) any rights which are not waivable as a matter of law, such as claims for workers’ compensation benefits and unemployment insurance benefits; and (iii) any claims for breach of this Agreement.

(d) Protected Rights. You understand that nothing in this Agreement prevents you from contacting, filing, cooperating with, providing information to, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the California Department of Fair Employment and Housing, the Securities and Exchange Commission or any other government agency or commission, except that you acknowledge and agree that you hereby waive, to the maximum extent permitted by law, your right to any monetary benefits in connection with any such claim, charge or proceeding. Additionally, while this Agreement does not limit your right to receive an award for information provided to the government, you are otherwise waiving, to the fullest extent permitted by law, any and all rights you may have to individual relief based on any claims that you have released and any rights you have waived by signing this Agreement. Nothing in this Agreement (i) prevents you from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful; or (ii) waives any rights you may have under Section 7 of the National Labor Relations Act, if applicable (subject to the release of claims set forth herein).

14. Representations. You hereby represent that you have been paid all compensation owed and for all time worked, have received all the leave and leave benefits and protections for which you are eligible pursuant to the Family and Medical Leave Act, or otherwise, and have not suffered any on-the-job injury for which you have not already filed a workers’ compensation claim.

15. Continuing Obligations. You acknowledge and reaffirm your continuing obligations under the Employee Proprietary Information and Invention Assignment Agreement which you acknowledge at the time of hire and agree to abide by those continuing obligations.

16. Non-Disparagement. Except to the extent permitted by the “Protected Rights” section above, you agree not to make any voluntary statements, written or oral, or cause or encourage others to make any such statement that is knowingly false or, with reckless disregard, criticizes, defames or libels the personal and/or business reputations, practices or conduct of the Company, its officers, directors, employees, shareholders, parents, subsidiaries, affiliates, and agents, in any manner likely to be harmful to its or their business, business reputation, or personal reputation; provided that you may respond accurately and fully to any request for information if required by legal process or in connection with a government investigation. In addition, nothing in this provision or this Agreement prohibits or retrains you from testifying truthfully in any court or governmental forum, from making disclosures protected under the whistleblower provisions of federal or state law, or from exercising your rights to engage in protected speech under Section 7 of the National Labor Relations Act, if applicable. In response to any reference request from a prospective employer, the Company will only confirm your dates of employment and positions held.

17. No Voluntary Adverse Action. You agree that you will not voluntarily (except in response to legal compulsion or as permitted under the section of this Agreement entitled “Protected Rights”) assist any person in bringing or pursuing any proposed or pending litigation, arbitration, administrative claim or other formal proceeding against the Company, its parent or subsidiary entities, affiliates, officers, directors, employees or agents.

18. Whistleblower Provision. Nothing herein shall be construed to prohibit Employee from communicating directly with, cooperating with, or providing information to, any government regulator, including, but not limited to, the U.S. Securities and Exchange Commission, the U. S. Commodity Futures Trading Commission, or the U.S. Department of Justice. Employee acknowledges that the Company has provided Employee with the following notice of immunity rights in compliance with the requirements of the Defend Trade Secrets Act: (i) Employee shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of proprietary information of the Company that is made in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, (ii) Employee shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of proprietary information of the Company that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and (iii) if Employee files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Employee may disclose the proprietary information to my attorney and use the proprietary information in the court proceeding, if Employee files any document containing the proprietary information under seal, and does not disclose the proprietary information, except pursuant to court order.

19. Cooperation. You agree to cooperate fully with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters arising from events, acts, or failures to act that occurred during the period of your employment by the Company. Such cooperation includes, without limitation, making yourself available to the Company upon reasonable notice, without subpoena, to provide complete, truthful, and accurate information in witness interviews, depositions, and trial testimony. The Company will reimburse you for reasonable out-of-pocket expenses you incur in connection with any such cooperation (excluding foregone wages) and will make reasonable efforts to accommodate your scheduling needs.

20. Older Workers’ Benefit Protection Act. This Agreement is intended to satisfy the requirements of the Older Workers’ Benefit Protection Act, 29 U.S.C. § 626(f). You are advised to consult with an attorney before executing this Agreement.

(a) Acknowledgments/Time to Consider. You acknowledge and agree that (a) you have read and understand the terms of this Agreement; (b) you have been advised in writing to consult with an attorney before executing this Agreement; (c) you have obtained and considered such legal counsel as you deem necessary; (d) you have been given forty-five (45) days to consider whether or not to enter into this Agreement (although you may elect not to use the full 45-day period at your option); and (e) by signing this Agreement, you acknowledge that you do so freely, knowingly, and voluntarily.

(b) Revocation/Effective Date. This Agreement shall not become effective or enforceable until the eighth day after you sign this Agreement. In other words, you may revoke your acceptance of this Agreement within seven (7) days after the date you sign it. Your revocation must be in writing and received by the Company (attention Laura S. Blanco, Director of Human Resources) by 11:59 p.m. Pacific Standard Time on the seventh day in order to be effective. If you do not revoke acceptance within the seven (7) day period, then your acceptance of this Agreement shall become binding and enforceable on the eighth day (“Effective Date”).

(c) Preserved Rights. This Agreement does not waive or release any rights or claims that you may have under the Age Discrimination in Employment Act (“ADEA”) that arise after the execution of this Agreement. In addition, this Agreement does not prohibit you from challenging the validity of this Agreement’s waiver and release of claims under the ADEA.

21. Interpretation; Construction. The headings set forth in this Release are for convenience only and shall not be used in interpreting this Agreement. This Release has been drafted by legal counsel representing the Company, but Employee has participated in the negotiation of its terms. Furthermore, Employee acknowledges that Employee has had an opportunity to review and revise the Release and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Release. Either party’s failure to enforce any provision of this Release shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Release.

22. Governing Law; Venue. This Release shall be governed by and construed in accordance with the laws of the State of California without regard to the conflicts of laws principles thereof. Employee and the Company agree that any litigation regarding this Release shall be conducted in San Diego, California. Employee and the Company hereby consent to the jurisdiction of the courts of the State of California and the United States District Court for the Southern District of California.

23. Liquidated Damages and Injunctive Remedies. In the event you or your agents breach the terms of Paragraphs 10 or 15 of this Agreement, you agree to pay as liquidated damages the sum of Four Thousand Dollars ($4,000.00) for each said breach. You agree that this sum represents a reasonable estimate of the actual damages which would be suffered as a result of any such breach and is not punitive in any way; and further represent and agree that this liquidated damages provision is fair and reasonable under the circumstances as they exist at the time of execution of this Agreement. The Company further may bring action against you arising out of any breach, for damages in an amount according to proof.

24. Miscellaneous. This Agreement, including the EMPLOYEE PROPRIETARY INFORMATION AND INVENTION ASSIGNMENT AGREEMENT, constitutes the complete, final, and exclusive embodiment of the entire agreement between you and the Company with regard to its subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties, or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors, and assigns. The Company may freely assign this Agreement, without your prior written consent. You may not assign any of your duties hereunder and you may not assign any of your rights hereunder without the written consent of the Company. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified so as to be rendered enforceable. The Parties agree that each party shall pay for their own attorneys’ fees and expenses related to all claims and issues in this matter. In the event of any dispute, controversy, claim, or action arising out of or related to this Agreement, the prevailing Party shall be entitled to recover their reasonable attorneys’ fees and costs incurred in connection with the dispute, controversy, claim, or action. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California without regard to conflict of laws principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement shall be in writing and shall not be deemed to be a waiver of any successive breach. This Agreement may be executed in counterparts, which shall be deemed to be part of one original, and facsimile and electronic image signatures (including .pdf or any electronic signature complying with the U.S. ESIGN Act of 2000, Uniform Electronic Transactions Act, or other applicable law) shall be equivalent to original signatures.

25. Entire Agreement. This Release and the Agreement and the other agreements referenced herein and therein constitute the entire agreement of the Parties in respect of the subject matter contained herein and therein and supersede all prior or simultaneous representations, discussions, negotiations and agreements, whether written or oral. This Release may be amended or modified only with the written consent of Employee and an authorized representative of the Company. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

This Agreement will be sent to you via DocuSign to allow for electronic signature. You have forty-five (45) business days to decide whether you would like to accept this Agreement, and the Company’s offer contained herein will automatically expire if you do not sign and return it within this timeframe.

We wish you the best in your future endeavors.

Sincerely,

/s/ Suzanne Zoumaras

Suzanne Zoumaras
Chief Human Resources Officer Airgain, Inc.

Signatures:

Employee Signature: I have read, understand, and agree fully to the foregoing Agreement:

Signed by:	/s/ Ali Sadri	Date:	05/08/2026

Company Countersigned:

Signed by:	/s/ Suzanne Zoumaras	Date:	05/08/2026

Older Worker’s Benefit Protection Act (OWBP) Disclosure

The following disclosure is provided in accordance with the Older Worker’s Benefit Protection Act (OWBPA), 29 U.S.C. section 626(f), and applies to the reduction in force of the Company. The OWBPA requires that we provide you with this disclosure because you are or will be age 40 or older at time of termination, you have been selected for termination, and you are being offered severance benefits in connection with this reduction in force in exchange for a general release of claims, which includes a release of claims under the federal Age Discrimination in Employment Act.

All Company employees terminated as part of this reduction in force were provided with a Release

Agreement (“Agreement”). As described in the Agreement, you will have at least 45 days to consider this disclosure and the Agreement, and you will have 7 days to revoke the Agreement after you sign it, should you choose.

This disclosure provides the job titles and ages of all Company employees within the relevant “decision unit” who were considered for, and selected or not selected for, termination. The decisional unit for this reduction in force consists of all CTO positions.

Employees were selected for termination based upon engagement, versatility, overall skill, future business need and leadership. All employees terminated as part of this reduction in force are eligible for severance benefits.

Employees in the position listed below under the “Eligible for Severance Package” heading were selected for termination and are eligible for severance benefits. Employees in the positions listed under the “Not Eligible for Severance Package” column were considered, but not selected, for termination, and are thus not eligible for severance benefits. The chart below was prepared on April 17, 2026, and the ages listed are calculated as of April 17, 2026. If you have any questions about this information, or if you wish to receive more up-to-date information in the future, please contact people@airgain.com.

Job Title	Age	Eligible for Severance Package	Not Eligible for Severance Package
Chief Technology Officer (CTO)	62	x	NA